UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2010

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
On April 8, 2010, Global Cash Access Holdings, Inc. (the “Company”) repurchased in a privately negotiated transaction 3,105,590 shares of its common stock from various entities affiliated with Summit Partners, L.P. for an aggregate purchase price of $25,000,000 at a purchase price of $8.05 per share of common stock. The Company funded this repurchase transaction from its cash on hand. C. J. Fitzgerald, a member of the Company’s Board of Directors, whose term expires on April 29, 2010, is a managing partner of Summit Partners, L.P.
This share repurchase transaction was made pursuant to a new authorization by the Board of Directors of the Company in March 2010 separate from the $25 million share repurchase program previously announced by the Company on February 23, 2010. The Company has not repurchased any shares of its common stock to date pursuant to the share repurchase program announced on February 23, 2010.
Global Cash Access, Inc. (“GCA”), a wholly owned subsidiary of the Company, has called for redemption prior to their maturity of $25,000,000 in the aggregate principal amount of its 8.75% senior subordinated notes due 2012 at a redemption price of 100% of the principal amount of such notes. GCA will redeem these notes on May 3, 2010 and upon completion of such redemption, $127.8 million of the 8.75% senior subordinated notes will remain outstanding. A formal notice of redemption has been sent separately to the affected holders of such notes in accordance with the terms of the indenture for these notes. GCA plans to finance this redemption from its cash on hand.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.
Date: April 8, 2010	By:	/s/ George Gresham
George Gresham, Chief Financial Officer